Exhibit 99.1
RedEnvelope, Inc. Reports Fourth Quarter and
Full Year Fiscal 2007 Results
SAN FRANCISCO, CA (July 3, 2007) — RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the fourth quarter and fiscal year ended April 1, 2007.
Net revenues for the fourth quarter of fiscal 2007 were $21.9 million, compared to $22.0 million in the fourth quarter of fiscal 2006. Net loss was $(4.3) million, or $(0.45) per diluted share, compared to a net loss of $(4.5) million, or $(0.49) per diluted share in the fourth quarter of fiscal 2006. Net loss for the fourth quarter of fiscal 2007 includes stock option expenses of $696,000 as required by SFAS No. 123(R), “Share-Based Payment,” which was adopted on April 3, 2006.
For the fiscal year ended April 1, 2007, net revenues grew to $121.3 million, compared to $113.2 million recorded in fiscal year 2006. Net loss for fiscal year 2007 fell to $(3.5) million, or $(0.38) per diluted share, compared to a net loss of $(5.6) million, or $(0.62) per diluted share, in the prior year.
Fiscal 2007 Business Highlights
•	Net revenues per order grew 8.1% to approximately $85 compared to approximately $79 in fiscal 2006
•	Approximately 1.4 million orders shipped, representing approximately 1% fewer than in fiscal 2006
•	Gross profit per order increased 10.7% to approximately $45 compared to approximately $40 in fiscal 2006
•	New customers grew by approximately 514,000 from the end of fiscal 2006, bringing the total customer file to approximately 3.4 million names
Gross profit margin was approximately 49.0% in the fourth quarter of fiscal 2007, compared to 48.8% in the same period last fiscal year. For the fiscal year, gross profit margin increased to approximately 52.4% from 51.2% in fiscal 2006. The gross margin increase for the year was primarily due to higher shipping margins.
Marketing expenses in the fourth quarter of fiscal 2007 were 23.7% of net revenues, compared to 20.9% in the same period last year. For the year, marketing expenses decreased to 22.4% of net revenues, from 23.2% in fiscal 2006.
Fourth quarter fulfillment expenses decreased to 15.5% of net revenues from 15.9% in the fourth quarter of fiscal 2006. Fulfillment expenses remained flat for the year at approximately 14%.
General and administrative expenses decreased to $6.6 million in the fourth quarter of fiscal 2007 and increased to $23.1 million in fiscal 2007, from $7.3 million and $21.5 million, respectively, in the comparable periods last year. The year-over-year increase was primarily due to $2.4 million in stock option expenses as a result of the adoption of SFAS No. 123(R).
As of April 1, 2007, RedEnvelope had $13.2 million in cash and short-term investments and no debt. The Company currently expects to encounter seasonal borrowing needs as it builds holiday inventory, and has a credit facility of up to $12.5 million, subject to an inventory-based formula, available for that purpose. The Company also has a stand-by subordinated, unsecured credit arrangement for up to $2.6 million from The Integrity Brands Fund, L.P., which is managed by the Company’s Executive Chairman and is a holder of approximately 8% of the Company’s outstanding shares. Inventory decreased to $14.3 million at the end of fiscal 2007, compared to $19.7 million at the end of fiscal 2006. Capital expenditures for fiscal 2007 were approximately $4.0 million.

John Pound, RedEnvelope’s Executive Chairman, made the following comments on the Company’s results and its current position.
“As Executive Chairman, and as a large investor in RedEnvelope, I am enthusiastic about the power of the brand and the growth opportunities for the Company. This year, we are moving aggressively to demonstrate the true long-term potential of the brand. In this release I’d like to provide you with a relatively detailed update on our current situation and our future strategy.
“The negative trends that can be seen in our fourth quarter results reflect three core legacies of last year. They are: an uninspired and unfocussed creative message (as manifested in both our catalogs and our web site); an unfocussed and tired product assortment; and a shift in our marketing focus away from the critical necessity of customer acquisition. Together, these three issues meant that, in the third and fourth quarters of fiscal 2007 and year-to-date fiscal 2008, we were seeking out fewer new customers, and conversion was down among both new and existing customers. To overcome these issues during the holiday season last year, we drove achieved sales results through aggressive product discounts, which not only devalued the brand, but also further alienated our core customer.
“We currently believe the impact of these issues will be felt through the remainder of fiscal 2008. In particular, we expect that there will be a cumulative overhang from our lower customer acquisition rates that will affect the balance of this fiscal year, simply because we are drawing on a smaller and less motivated customer base relative to the Company’s historical customer pool. We currently estimate that it will take two to four quarters to change direction as we rebuild the customer file. While it is difficult to quantify the impact at this time, we currently believe that for fiscal 2008, RedEnvelope’s top line will be below that of fiscal 2007 just ended, and that the Company will experience negative net cash flows.
“That said, however, there now is a lot of good news at RedEnvelope as we look toward next year. We have assembled a terrific team of individuals at the top who have fresh perspectives and the right creative and analytical skills — the critical combination of art and science — to drive the RedEnvelope brand. Since I assumed the role of Executive Chairman about 90 days ago, we have focused on an intensive assessment of the state of the business and on developing a key set of strategies to re-invigorate the brand and drive it forward. As a result of that process, we believe we know what we need to do to drive the business effectively. Our key strategies are:
•	Elevate and focus our creative message to reconnect with our customer and offer a unique value proposition, centered around our core brand mission of inspiring and supporting giving;

•	Upgrade our product offering, so that it is new, fresh, aspirational, brand appropriate, and of high quality;

•	Restructure our merchandising department to support more newness and a better assortment of aspirational product;

•	Shift our marketing strategy so that we are once again focused on efficient customer acquisition — the lifeblood of any direct company — including great public relations and alternative marketing efforts; and

•	More effectively drive demand through the web rather than primarily through our catalog distribution (as is currently the case, in spite of notionally being a web business).
“We are already making great progress towards all of these goals. In the past 90 days, we have:
•	Re-worked the brand message and creative vision, which we will present to the consumer later this year;

•	Tightened and focused our short-term (fall and holiday) product assortment, dropping a proliferation of challenged SKU’s, while concurrently adding some meaningful new product offerings;

•	Begun a longer-term shift in the structure of our merchandising efforts in order to create more effective and on-brand aspirational product;

•	Tapped our customer data to develop a rigorous understanding of our demographic and the dynamics of the business;

•	Built a baseline financial and operating plan based on a bottoms-up analysis supported by the dynamics of our customer file;

•	Shifted our operating and technology goals for the balance of 2007 to create a streamlined agenda that allows us to remain focused on our key creative and marketing needs; and

•	Begun an evaluation of longer-term operating and technology needs with an eye toward evolutionary improvements in 2008 and beyond.
“The first and most visible evidence of this program of changes will occur in September. In our first 30 days, we focused intensively on our creative message and brand strategy because these can be affected visibly and quickly in a direct business. As a result, in September, the look and feel of both our catalog and our website will change significantly. We will be once again a focused, aspirational brand. We will present ourselves as a unique lifestyle partner for our customer, offering a strong editorial brand voice that offers gift-giving as a way of celebrating, making, and memorializing life’s important relationships. We will be emotional, connected, and relevant — inspirational, funny, unexpected, and real.
“Improvements in merchandise will also begin to be visible beginning in the fall, becoming more so in our holiday offering. Due to the lead times involved in vertical merchandising and product development, product improvement will be an ongoing process that we plan to continue through fiscal 2008 and into fiscal 2009. In the fall, we will also be able to shift marketing to again focus on acquiring new customers. We currently plan to expand this effort in holiday and into fiscal 2009.
“This will be a year of investment — in the future of the brand and the platform that we are building in the direct marketing space. We will be managing the business this year with our eyes trained on the core underlying customer and transaction metrics that ultimately drive our success. From a financial viewpoint, we will need to make investments — in strengthened marketing, creative and merchandising effort — to support the brand, and we currently believe that improved financial results will follow from these investments.
“While RedEnvelope has historically given guidance to the public market, we will not continue this practice during the current fiscal year. In making this decision, we do not mean to imply any reduction in our commitment to our public shareholders. Rather, given the transitional state of the business, we do not yet have the visibility to provide reliable forecasts. We want our team to be focused on the core internal leading indicators that give us immediate visibility on how our initiatives are taking hold. For the same reasons, we will also be substituting detailed press releases for our traditional quarterly conference calls for the balance of this fiscal year.
“We believe that we are building a strong platform at RedEnvelope — a platform that can also successfully grow into a mature branded direct lifestyle business, addressing our core customer with additional sub-brands that are relevant to additional areas of her life. We are working hard to address the core challenges and opportunities of the business, and we are fortunate to have the talented and dedicated team that has coalesced at RedEnvelope, working to accomplish our goals. I am gratified to have their confidence. We all believe in the brand and the future of the Company. ”
About RedEnvelope, Inc.
RedEnvelope, Inc. is a retailer dedicated to inspiring people to celebrate their relationships through giving. RedEnvelope offers an extensive collection of imaginative gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: any failure to obtain short-term or other financing if necessary; marketing, advertising and customer acquisition programs and related expenditures may not achieve desired results; cost-control measures may fail to yield satisfactory results; changes in key management positions and personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel, and potential disruption occasioned thereby; failure of the market to accept our new or existing products and competition relating to such products; planned and ongoing fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; intellectual property or other claims that may have an adverse effect on our financial results product offerings or technology; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 1, 2007, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which document is on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
ICR, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100
— Financial Tables Follow —

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended				Fifty-two Weeks Ended
	April 1,		April 2,		April 1,		April 2,
	2007	%	2006	%	2007	%	2006	%
	(In thousands, except for per share data)
Net revenues	$21,897	100.0%	$22,044	100.0%	$121,273	100.0%	$113,175	100.0%
Cost of sales	11,160	51.0%	11,296	51.2%	57,729	47.6%	55,279	48.8%

Gross profit	10,737	49.0%	10,748	48.8%	63,544	52.4%	57,896	51.2%

Operating expenses:
Fulfillment	3,395	15.5%	3,515	15.9%	17,050	14.1%	16,092	14.2%
Marketing	5,190	23.7%	4,604	20.9%	27,209	22.4%	26,284	23.2%
General and administrative	6,627	30.3%	7,254	32.9%	23,142	19.1%	21,462	19.0%

Total operating expenses	15,212	69.5%	15,373	69.7%	67,401	55.6%	63,838	56.4%

Loss from operations	(4,475)	-20.4%	(4,625)	-21.0%	(3,857)	-3.2%	(5,942)	-5.2%
Interest income, net	221	1.0%	142	0.6%	322	0.3%	320	0.2%

Net loss	$(4,254)	-19.4%	$(4,483)	-20.3%	$(3,535)	-2.9%	$(5,622)	-5.0%

Net loss per share — basic and diluted	$(0.45)		$(0.49)		$(0.38)		$(0.62)

Weighted average shares outstanding — basic and diluted	9,485		9,101		9,400		9,007

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	April 1,	April 2,
	2007	2006
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$13,245	$3,277
Short-term investments	—	6,762
Accounts receivable, net	1,050	1,054
Inventory	14,288	19,690
Prepaid catalog costs and other current assets	2,423	2,793

Total current assets	31,006	33,576
Property and equipment, net	8,221	7,255
Other assets	184	146

Total assets	$39,411	$40,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,463	$13,829
Capital lease obligations, current	207	312

Total current liabilities	12,670	14,141
Capital lease obligations, long-term	350	136
Deferred rent	502	710

Total liabilities	13,522	14,987

Stockholders’ equity:
Common stock	96	94
Additional paid-in capital	118,799	115,367
Notes receivable from stockholders	(44)	(44)
Accumulated deficit	(92,962)	(89,427)

Total stockholders’ equity	25,889	25,990

Total liabilities and stockholders’ equity	$39,411	$40,977

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Fifty-two Weeks Ended
	April 1,	April 2,
	2007	2006
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(3,535)	$(5,622)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,024	3,119
Stock-based compensation	2,705	503
Loss on disposal of property and equipment	2	217
Other non-cash charges	(153)	(29)
Changes in current assets and liabilities:
Accounts receivable, net	4	(62)
Inventory	5,402	(5,642)
Prepaid catalog and other assets	421	1,401
Accounts payable and accrued expenses	(1,689)	(1,222)

Net cash provided by (used in) operating activities	6,181	(7,337)

Cash Flows From Investing Activities:
Maturities of short-term investments	11,619	61,664
Purchases of short-term of investments	(4,857)	(54,075)
Purchase of property and equipment	(3,171)	(2,367)

Net cash provided by investing activities	3,591	5,222

Cash Flows From Financing Activities:
Proceeds from issuance of stock	848	1,245
Forfeiture of restricted stock	(1)	—
Repurchase of restricted stock	(118)	—
Principal payments on capital lease obligations	(389)	(660)
Payment of debt acquisition costs	(144)	—
Proceeds from line of credit	6,700	—
Repayment of line of credit	(6,700)	—

Net cash provided by financing activities	196	585

Net increase (decrease) in cash and cash equivalents	9,968	(1,530)
Cash and cash equivalents at beginning of period	3,277	4,807

Cash and cash equivalents at end of period	$13,245	$3,277

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